Exhibit 99.1

SBT Bancorp, Inc. Reports Third Quarter 2010 Results

SIMSBURY, Conn.--(BUSINESS WIRE)--October 27, 2010--SBT Bancorp, Inc., (OTCBB: SBTB), holding company for Simsbury Bank & Trust Company, today announced net income of $314,000 for the third quarter of 2010, compared to $160,000 for the third quarter of 2009, an increase of 96%. Net income available to common shareholders after preferred dividends was $249,000, or $0.29 per diluted share, for the third quarter of 2010, compared to $95,000, or $0.11 per diluted share, for the third quarter of 2009, an increase in diluted earnings per share of 164%.

Key items for the third quarter of 2010 compared to the third quarter of 2009 include:

  Total revenues increased by 13%.
  Core deposits increased by 14%.
  Total loans outstanding increased by 7%.
  Taxable equivalent net interest margin increased by 36 basis points, from 3.39% to 3.75%.
  Total non-accrual loans and loans 30 or more days past due decreased from 2.27% of loans outstanding to 1.28% of loans outstanding.
  Allowance for loan losses ended the quarter at 1.10% of total loans outstanding.
  Capital ratios remained well above regulatory standards for a “well capitalized” bank.

“SBT Bancorp is pleased to report another quarter of increased earnings,” said SBT Bancorp President and CEO, Martin J. Geitz. “Our steady growth in loans, deposits, and revenues has now produced increased earnings in each of the past four quarters. Customer focus remains the foundation of our success. We will continue to build shareholder value by developing profitable banking relationships, diversifying our sources of revenue, and serving our customers’ full range of financial services needs.”

For the nine months ended September 30, 2010, net income amounted to $830,000, or $0.74 per diluted share. This compares to net income of $527,000, or $0.46 per diluted share, for the nine months ended September 30, 2009, an increase in diluted per share earnings of 61%. Total assets were $297 million on September 30, 2010 compared to $287 million on September 30, 2009, an increase of $10 million or 3%.

Total revenues, consisting of net interest and dividend income plus noninterest income, were $3,116,000 in the third quarter compared to $2,752,000 during the same period a year ago, an increase of 13%. Net interest and dividend income increased by $308,000, or 13%. This increase was driven by a 3% growth in the balance sheet and a 36 basis point increase in the Company’s taxable equivalent net interest margin. For the nine months ended September 30, 2010 total revenues were $8,954,000 compared to $7,608,000 for the nine months ended September 30, 2009, an increase of 18%.

The Company’s taxable-equivalent net interest margin (taxable-equivalent net interest and dividend income divided by average earning assets) was 3.75% for the third quarter of 2010, compared to 3.39% for the third quarter of 2009. The primary cause of this increase was a much lower cost of funds. Core deposits grew rapidly during this period, replacing higher-cost time deposits.

Total non-interest expenses for the third quarter were $2,515,000, an increase of $148,000 or 6% over the third quarter of 2009. Salaries and employee benefit expenses and professional fees increased during the third quarter of 2010 compared to the third quarter of 2009. Advertising and promotion expenses as well as data processing fees declined in the third quarter of 2010 compared to the third quarter of 2009. For the nine months ended September 30, 2010 total non-interest expenses were $7,268,000 compared to $6,581,000 for the nine months ended September 30, 2009, an increase of 10%.

On September 30, 2010, loans outstanding were $209 million, an increase of $14 million, or 7%, over a year ago. With a loan loss provision of $180,000 during the quarter, the Company’s allowance for loan losses at September 30, 2010 was 1.10% of total loans. The profile of the Company’s loan portfolio remains relatively low-risk. The Company had non-accrual loans totaling $2.5 million equal to 1.19% of total loans on September 30, 2010 compared to non-accrual loans of 1.27% of total loans a year ago. Loans 30 days or more delinquent, excluding non-accrual loans, totaled $184,000, or 0.09% of total loans on September 30, 2010 compared to 1.00% a year ago. Total non-accrual loans and loans 30 or more days past due decreased from 2.27% of loans outstanding on September 30, 2009 to 1.28% of loans outstanding on September 30, 2010.

Total deposits on September 30, 2010 were $270 million, an increase of $7 million or 3% over a year ago. Core deposits (Demand, Savings and NOW accounts) increased by $23 million or 14% while Time Deposits decreased by $17 million. At quarter-end, 18% of total deposits were in non-interest bearing demand accounts, 54% were in low-cost savings and NOW accounts, and 28% were in time deposits.

Capital levels for the Simsbury Bank & Trust Company remain well in excess of those required to meet the regulatory “well-capitalized” designation.

Capital Ratios 9/30/10
	Simsbury Bank & Trust Company	Regulatory Standard For Well-Capitalized
Tier 1 Leverage Capital Ratio	7.07%	5.00%
Tier 1 Risk-Based Capital Ratio	11.61%	6.00%
Total Risk-Based Capital Ratio	12.86%	10.00%

SBT Bancorp Inc.’s wholly owned subsidiary, Simsbury Bank & Trust Company, is an independent, locally-controlled, customer-friendly commercial bank for businesses and consumers. The Bank has approximately $297 million in assets. The Bank serves customers through full-service offices in Avon, Bloomfield, Granby and Simsbury, Connecticut; a loan production office and ATM in Canton, Connecticut; SBT Online internet banking at simsburybank.com; free ATM transactions at hundreds of machines throughout the northeastern U.S. via the SUM program; and 24 hour telephone banking. The Bank’s wholly-owned subsidiary, SBT Investment Services, Inc., offers securities and insurance products through LPL Financial and its affiliates, Member FINRA/SIPC. SBT Bancorp, Inc. is traded over-the-counter under the ticker symbol of OTCBB: SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

SBT Bancorp, Inc
Condensed Consolidated Balance Sheets

(Dollars in thousands, except for per share amounts)

	9/30/2010	12/31/2009	9/30/2009
	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$7,276	$8,212	$10,272
Interest-bearing deposits with Federal Reserve Bank of Boston	14,817	4,945	2,864
Interest-bearing deposits with the Federal Home Loan Bank	7	163	89
Federal funds sold	1,509	2,416	7,349
Money market mutual funds	8,842	1,353	3,329
Cash and cash equivalents	32,451	17,089	23,903

Interest-bearing time deposits with other bank	5,629	5,488	5,443
Investments in available-for-sale securities (at fair value)	42,896	50,011	54,656
Federal Home Loan Bank stock, at cost	660	631	631

Loans outstanding	209,069	193,515	195,349
Less allowance for loan losses	2,309	2,211	2,138
Loans, net	206,760	191,304	193,211

Premises and equipment	580	684	705
Accrued interest receivable	925	977	1,032
Bank owned life insurance	3,971	3,846	3,803
Due from Broker	-	-	1,195
Other assets	3,157	3,709	2,230
Total other assets	8,633	9,216	8,965

TOTAL ASSETS	$297,029	$273,739	$286,809

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand deposits	$49,136	$43,887	$40,011
Savings and NOW deposits	145,300	124,482	131,049
Time deposits	75,883	82,077	92,454
Total deposits	270,319	250,446	263,514

Securities sold under agreements to repurchase	3,435	913	741
Other liabilities	930	968	1,025
Total liabilities	274,684	252,327	265,280

Stockholders' equity:
Preferred Stock - Series A	3,839	3,805	3,793
Preferred Stock - Series B	221	225	227
Common Stock, no par value; authorized 2,000,000 shares;
issued and outstanding 864,976 shares on 9/30/10,	9,381	9,372	9,365
12/31/09, and 9/30/09
Retained earnings	8,107	7,782	7,759
Accumulated other comprehensive income	797	228	385
Total stockholders' equity	22,345	21,412	21,529

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$297,029	$273,739	$286,809

SBT Bancorp, Inc
Condensed Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except for per share amounts)

	For the quarter ended		For the nine months ended
	9/30/2010	9/30/2009	9/30/2010	9/30/2009

Interest and dividend income:
Interest and fees on loans	$ 2,619	$ 2,447	$ 7,679	$ 7,254
Investment securities	438	528	1,379	1,428
Federal funds sold and overnight deposits	11	12	21	21
Total interest and dividend income	3,068	2,987	9,079	8,703

Interest expense:
Deposits	446	680	1,346	2,224
Repurchase agreements	10	3	31	7
Federal Home Loan Bank advances	-	-	-	7
Total interest expense	456	683	1,377	2,238

Net interest and dividend income	2,612	2,304	7,702	6,465

Provision for loan losses	180	192	605	322

Net interest and dividend income after
provision for loan losses	2,432	2,112	7,097	6,143

Noninterest income:
Service charges on deposit accounts	116	159	386	395
Gain on sales of available-for-sale securities	-	40	-	40
Other service charges and fees	166	145	484	413
Increase in cash surrender value
of life insurance policies	42	44	125	99
Gain on loans sold	93	17	101	60
Investment services fees and commissions	35	27	81	74
Other income	52	16	75	62
Total noninterest income	504	448	1,252	1,143

Noninterest expense:
Salaries and employee benefits	1,232	964	3,507	3,033
Premises and equipment	359	373	1,068	1,109
Advertising and promotions	97	128	289	307
Forms and supplies	36	50	99	138
Professional fees	178	125	541	395
Directors fees	33	33	114	99
Correspondent charges	78	67	216	206
Postage	26	28	71	77
FDIC assessment	100	160	297	315
Data processing	126	178	353	250
Other expenses	250	261	713	652
Total noninterest expense	2,515	2,367	7,268	6,581

Income before income taxes	421	193	1,081	705
Income tax provision	107	33	251	178

Net income	$ 314	$ 160	$ 830	$ 527

Net income available to common shareholders	$ 249	$ 95	$ 636	$ 395

Average shares outstanding, basic	864,976	864,976	864,976	864,976
Earnings per common share, basic	$ 0.29	$ 0.11	$ 0.74	$ 0.46

Average shares outstanding, assuming dilution	865,363	864,976	865,311	864,976
Earnings per common share, assuming dilution	$ 0.29	$ 0.11	$ 0.74	$ 0.46

CONTACT:
The Simsbury Bank & Trust Company
Anthony F. Bisceglio, 860-408-5493
860-408-4679 (fax)
EVP & CFO
abisceglio@simsburybank.com